Exhibit 99.1

Axogen Reports Preliminary Unaudited Revenue for Fourth Quarter and Full-Year 2019 and Provides 2020 Annual Guidance

ALACHUA, FL – January 13, 2020 – Axogen, Inc. (NASDAQ: AXGN), a global leader in developing and marketing innovative surgical solutions for peripheral nerve injuries, today announced preliminary unaudited fourth quarter and full-year 2019 revenue.

Preliminary Unaudited Fourth Quarter and Year-End Performance Highlights

•	Fourth quarter revenue is expected to be at least $28.1 million, up 20% compared to fourth quarter 2018 revenue of $23.4 million
•	Full-year 2019 revenue is expected to be at least $106.6 million, up 27% compared to 2018 revenue of $83.9 million
•

Ended the fourth quarter with 109 direct sales representatives, including 8 former OMF sales roles that were converted to full line territory reps during the quarter.  This represents a net increase of 4 representatives during the quarter and 24 representatives in 2019

•	Revenue from our direct sales channel represented approximately 90% of total revenue in the fourth quarter, compared to approximately 85% in the fourth quarter of 2018
•	Increased active accounts in the fourth quarter to 797, up 12% from 712 in the fourth quarter a year ago

“We delivered solid revenue growth in both the fourth quarter and the full year, and I am pleased with the progress we continue to make in rebalancing and refocusing our commercial efforts towards extremity trauma, our largest market opportunity,” commented Karen Zaderej, chairman, CEO, and president of Axogen. “New market development requires persistence and hard work, and I am confident that we have the right team and commercial strategy in place to continue driving strong surgeon adoption of our technology over the next several years.”

Updated 2019 Financial Guidance

Management has updated its 2019 revenue guidance and now expects 2019 revenue to be at least $106.6 million. Management reiterates its expectation of full-year 2019 gross margin above 80%.

2020 Financial Guidance

Management anticipates that 2020 revenue will be approximately $124 million to $128 million and expects that the number of direct sales representatives will increase to approximately 126 to 131. Additionally, management expects gross margin to remain above 80% and that operating margin will see moderate improvement year over year.

Exhibit 99.1

The results disclosed in this press release are preliminary and unaudited. The Company will report full, audited results for the fourth quarter and year ended December 31, 2019 on February 24, 2020.

Previously Scheduled Investor Meetings to be Held This Week

Members of the Axogen senior management team will participate in the Solebury Trout Management Access SF 2020 Event in San Francisco, January 13 –15, 2020. These annual meetings provide an opportunity for management to meet individually with investors to address Axogen’s differentiated platform for nerve repair in an expanding set of applications.

Presentation at JP Morgan Healthcare Conference

As previously announced, Karen Zaderej will present at the JP Morgan 38th Annual Healthcare Conference in San Francisco.  The presentation is scheduled for Thursday, January 16, 2020 at 10:30 a.m. PST (1:30 p.m. EST).  The presentation will be webcast live and will be accessible through the Investors page at www.axogeninc.com. For those not available to listen to the live broadcast, a replay will be archived for 90 days and will be available through the Investors page on www.axogeninc.com.

The company’s updated corporate presentation is available through the investors page on www.axogeninc.com.

About Axogen

Axogen (AXGN) is the leading company focused specifically on the science, development and commercialization of technologies for peripheral nerve regeneration and repair. Axogen employees are passionate about helping to restore peripheral nerve function and quality of life to patients with physical damage or transection to peripheral nerves by providing innovative, clinically proven and economically effective repair solutions for surgeons and health care providers. Peripheral nerves provide the pathways for both motor and sensory signals throughout the body. Every day, people suffer traumatic injuries or undergo surgical procedures that impact the function of their peripheral nerves. Physical damage to a peripheral nerve, or the inability to properly reconnect peripheral nerves, can result in the loss of muscle or organ function, the loss of sensory feeling, or the initiation of pain.

Axogen's platform for peripheral nerve repair features a comprehensive portfolio of products, including Avance Nerve Graft, a biologically active off-the-shelf processed human nerve allograft for bridging severed peripheral nerves without the comorbidities associated with a second surgical site; Axoguard® Nerve Connector, a porcine submucosa extracellular matrix (ECM) coaptation aid for tensionless repair of severed peripheral nerves; Axoguard® Nerve Protector, a porcine submucosa ECM product used to wrap and protect damaged peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments; and Avive® Soft Tissue Membrane, a processed human umbilical cord intended for surgical use as a resorbable soft tissue barrier. The Axogen portfolio of products is available in the United States, Canada, the United Kingdom, and several other European and international countries.

Cautionary Statements Concerning Forward-Looking Statements

Exhibit 99.1

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or predictions of future conditions, events, or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “continue,” “may,” “should,” “will,” “goals,” and variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding our growth, our 2019 and 2020 guidance, product development, product potential, financial performance, sales growth, product adoption, market awareness of our products, data validation, our assessment of our internal controls over financial reporting, our visibility at and sponsorship of conferences and educational events. The forward-looking statements are and will be subject to risks and uncertainties, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements contained in this press release should be evaluated together with the many uncertainties that affect our business and our market, particularly those discussed under Part I, Item 1A., “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as other risks and cautionary statements set forth in our filings with the U.S. Securities and Exchange Commission. Forward-looking statements are not a guarantee of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made and, except as required by applicable law, we assume no responsibility to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or otherwise.

Contact:

Axogen, Inc.

Peter J. Mariani,  Chief Financial Officer

pmariani@axogeninc.com

InvestorRelations@AxogenInc.com